UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 29, 2008

Denmark Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-21554	39-1472124
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 East Main Street

PO Box 130

Denmark, WI 54208-0130

(Address of principal executive offices)(Zip Code)

920-863-2161

Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director and Election of New Director

Effective on November 29, 2008, Mark E. Looker resigned as a Class II Director of Denmark Bancshares, Inc. ("DBI"). Mr. Looker also resigned as Vice President of DBI and as Vice President of Denmark State Bank, DBI's bank subsidiary. Mr. Looker has served as a director and as a Vice President of DBI since 1983. Mr. Looker has been a Vice President of DSB since 2007 and has held other positions with DSB since 1981.

Effective on December 1, 2008, the Board of Directors of DBI appointed Diane L. Roundy as a Class II director to fill the unexpired term of Mr. Looker, such term expiring at the date of the annual shareholders meeting in 2010. Mrs. Roundy was assigned to serve on DBI's Compensation Committee. Mrs. Roundy has served as a director of Denmark State Bank since October 2007. Mrs. Roundy oversees the Marketing Department as Director of Business Development for Schenck Business Solutions, an auditing, accounting and consulting firm with over 500 employees and 9 locations. Mrs. Roundy has been in this position for the last seven years and has extensive experience providing marketing direction to a wide variety of businesses. Mrs. Roundy began her career as the Marketing Director at De Pere Federal Savings and Loan for 10 years and served on the management team prior to their merger with First Northern Savings Bank.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Buy-out Agreement with Mark E. Looker
17.1	Letter of Resignation of Mark E. Looker

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denmark Bancshares, Inc.
Date: December 1, 2008	/s/ Dennis J. Heim
Dennis J. Heim
Vice President and Treasurer,
Principal Financial and
Accounting Officer